Exhibit 23.3

www.pincock.com

PINCOCK ALLEN & HOLT

Delivering smarter solutions

June 28, 2004

Jan Alex Castro

Mechel Steel Group OJSC

Krasnopresnenskaya Neberezhnaya 12, Office 1505

Moscow 123610 Russian Federation

Dear Sir:

Pincock, Allen & Holt, a mining consulting firm based in Lakewood, Colorado, hereby consents to the use of our reserve estimates as of January 1, 2004 and our valuations as of January 1, 2004 in relation to the properties listed below, in this Registration Statement of Mechel Steel Group OAO on Form F-1. Further, PAH consents to being named as “Experts” in the Registration Statement (including as described under the caption “Experts”), and to having this consent letter filed as an exhibit to the Registration Statement.

Coal Mines Reviewed

Krasnogorsky Open-pit Mine

Tomusinsky Open-pit Mine

Sibirginsky Mines (Open-pit and Underground)

V.I. Lenin Underground Mine

Usinskaya Underground Mine

Uglekop Underground Mine

Iron Mines Reviewed

Korshunovskoe Iron Mine

Rudnogorskoe Iron Mine

Tatianinskoe Iron Mine

Nickel Mines Reviewed

Southern Ural Nickel Plant (SUNP) Mines; Buruktal and Sakhara.

Limestone Mines Reviewed

Pugachev Limestone Mine

PAH has reviewed the Registration Statement and does not have any reason to believe that there are any misrepresentations in the information derived from the Technical Reports or that the written disclosure in the Registration Statement of Mechel Steel contains any misrepresentation of the information contained in the Technical Reports.

Sincerely,

Pincock Allen & Holt

/s/ Thomas M. McNamara
THOMAS M. MCNAMARA
Manager, Mining and Geology

A Division of Hart Crowser

274 Union Boulevard, Suite 200

Lakewood, Colorado 80228-1835

Fax 303.987.8907